Exhibit 99.1

ANGI REPORTS Q1 2020 – Q1 REVENUE OF $344 MILLION

DENVER— May 6, 2020—ANGI Homeservices (NASDAQ: ANGI) released its first quarter results today. A letter to IAC shareholders from IAC CEO Joey Levin, which includes a discussion of ANGI Homeservices, was posted on the Investor Relations section of IAC’s website at www.iac.com/Investors.

ANGI HOMESERVICES SUMMARY RESULTS

($ in millions except per share amounts)

	Q1 2020	Q1 2019	Growth
Revenue	$343.6	$303.4	13%
Operating loss	(16.3)	(3.6)	-348%
Net (loss) earnings	(9.0)	10.0	NM
GAAP Diluted EPS	(0.02)	0.02	NM
Adjusted EBITDA	34.4	37.2	-7%

See reconciliations of GAAP to non-GAAP measures beginning on page 9.

Q1 2020 HIGHLIGHTS

•	ANGI Homeservices year-over-year revenue growth was 19% in January 2020 and 21% in February 2020 before decelerating to 1% in March 2020 due to the impact of COVID-19. We expect April revenue to decline approximately 2% versus the prior year. For further detail on 2020 monthly trends and the impact of COVID-19, please refer to the IAC Q1 2020 shareholder letter.

•	Revenue increased 13% driven by:

o	17% Marketplace growth

o	6% Advertising & Other growth due primarily to Angie’s List

•	Marketplace Service Requests increased 2% year-over-year to 5.9 million and totaled 27.5 million over the trailing twelve months.

•	Marketplace Monetized Transactions were flat year-over-year at 3.6 million and totaled 16.1 million over the trailing twelve months.

•	Marketplace Transacting Service Professionals increased 5% to 191,000 in Q1 2020 and Marketplace Revenue Per Transacting Service Professional increased 12% year-over-year.

•	Angie’s List Advertising Service Professionals increased 4% to 37,000.

•	For the three months ended March 31, 2020, net cash provided by operations was $55.9 million and Free Cash Flow was $42.7 million.

•	From February 5, 2020 through May 5, 2020, ANGI Homeservices repurchased 7.3 million Class A common shares at an average price of $6.95.

Revenue

	Q1 2020	Q1 2019	Growth
($ in millions; rounding differences may occur)
Marketplace (a)	$258.8	$220.5	17%
Advertising & Other (b)	65.4	61.5	6%
Total North America	$324.1	$282.0	15%
Europe	19.5	21.4	-9%
Total ANGI Homeservices revenue	$343.6	$303.4	13%

(a)	Reflects the HomeAdvisor, Handy and Fixd Repair domestic marketplace, including consumer connection revenue for consumer matches, revenue from jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms and membership subscription revenue from service professionals. It excludes revenue from Angie’s List, mHelpDesk and HomeStars. Fixd Repair has been moved to Marketplace from Advertising & Other and prior year amounts have been reclassified to conform to the current year presentation.
(b)	Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk and HomeStars.

Operating (loss) income and Adjusted EBITDA

	Q1 2020	Q1 2019	Growth
($ in millions; rounding differences may occur)
Operating (loss) income:
North America	$(8.1)	$0.7	NM
Europe	(8.2)	(4.4)	-87%
Total	$(16.3)	$(3.6)	-348%
Adjusted EBITDA:
North America	$41.4	$39.7	4%
Europe	(7.0)	(2.5)	-179%
Total	$34.4	$37.2	-7%

•	Operating loss increased $12.7 million to $16.3 million primarily driven by:

o	7% lower Adjusted EBITDA due primarily to the fixed price product expansion at HomeAdvisor and higher Europe losses

o	$6.3 million higher stock-based compensation expense, which includes a cumulative $5.9 million adjustment related to certain unvested awards that were modified in connection with the Angie’s List transaction

o	$5.1 million higher depreciation expense due primarily to internally developed capitalized software and leasehold improvements over the past year

Income Taxes

The Company recorded an income tax benefit of $9.0 million in Q1 2020 primarily due to an adjustment to the deferred taxes resulting from a true-up of the state tax rate. The Company recorded an income tax benefit of $14.2 million in Q1 2019 primarily due to excess tax benefits generated by the exercise and vesting of stock-based awards.

Operating Metrics

	Q1 2020	Q1 2019	Growth
Marketplace Service Requests (in thousands) (a)(c)	5,911	5,797	2%
Marketplace Monetized Transactions (in thousands) (a)(d)	3,590	3,575	0%
Marketplace Revenue per Monetized Transaction (a)(e)	$72	$62	17%
Marketplace Transacting Service Professionals (in thousands) (a)(f)	191	182	5%
Marketplace Revenue per Transacting Service Professional (a)(g)	$1,352	$1,212	12%
Advertising Service Professionals (in thousands) (h)	37	36	4%

(c)	Fully completed and submitted domestic customer service requests to HomeAdvisor and jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms.
(d)	Fully completed and submitted domestic customer service requests to HomeAdvisor that were matched and paid for by a service professional and jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms in the period.
(e)	Marketplace quarterly revenue divided by Marketplace Monetized Transactions.
(f)	The number of HomeAdvisor, Handy and Fixd Repair domestic service professionals that paid for consumer matches or performed a job sourced through the HomeAdvisor, Handy and Fixd Repair platforms in the quarter.
(g)	Marketplace quarterly revenue divided by Marketplace Transacting Service Professionals.
(h)	The number of Angie’s List service professionals under contract for advertising at the end of the period.

Please refer to the Q1 2020 IAC shareholder letter posted on the Investor Relations section of IAC’s website for further detail.

Free Cash Flow

For the three months ended March 31, 2020, Free Cash Flow increased $31.1 million to $42.7 million due primarily due to favorable working capital and lower capital expenditures.

	Three Months Ended March 31,
($ in millions; rounding differences may occur)	2020	2019
Net cash provided by operating activities	$55.9	$26.7
Capital expenditures	(13.2)	(15.2)
Free Cash Flow	$42.7	$11.5

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2020:

•	ANGI Homeservices had 496.8 million Class A and Class B common shares outstanding.

•	IAC’s economic interest in ANGI Homeservices was 84.9% and IAC’s voting interest in ANGI Homeservices was 98.3%.

•	ANGI Homeservices held $384.2 million in cash and cash equivalents and had $244.1 million of debt, including a current portion of $13.8 million.

•	From February 5, 2020 through May 5, 2020, ANGI Homeservices repurchased 7.3 million Class A common shares at an average price of $6.95. ANGI Homeservices currently has 20.1 million shares remaining in its stock repurchase authorization. ANGI Homeservices may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

•	ANGI Homeservices has a $250 million revolving credit facility, which had no borrowings as of March 31, 2020 and currently has no borrowings.

CONFERENCE CALL

ANGI Homeservices will audiocast a conference call to answer questions regarding its first quarter results on Thursday, May 7, 2020, at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of ANGI Homeservices’ business. The live audiocast will be open to the public at ir.angihomeservices.com or www.iac.com/Investors.

DILUTIVE SECURITIES

ANGI Homeservices has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	5/1/20	Dilution at:
Share Price			$6.76	$7.00	$8.00	$9.00	$10.00

Absolute Shares as of 5/1/20	495.2		495.2	495.2	495.2	495.2	495.2

SARs	21.5	$3.44	4.3	4.4	4.9	5.3	5.7
Options	1.4	$11.91	0.0	0.0	0.0	0.0	0.0
RSUs and subsidiary denominated equity awards	11.8		3.1	3.1	3.1	3.1	3.1
IAC denominated equity awards	2.0		0.7	0.7	0.6	0.6	0.5
Total Dilution			8.1	8.2	8.7	9.0	9.3
% Dilution			1.6%	1.6%	1.7%	1.8%	1.8%
Total Diluted Shares Outstanding			503.3	503.4	503.8	504.2	504.4

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

Stock settled stock appreciation rights (“SARs”) – These awards are settled on a net basis, with the Company paying in cash any required withholding taxes on behalf of the employees upon net settlement of the SARs; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise of these awards is assumed to be used to repurchase ANGI Homeservices shares. Withholding taxes paid by the Company on behalf of the employees upon net settlement would be $35.7 million, assuming a stock price of $6.76 and a 50% withholding rate.

Options – The Company settles stock options on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise assuming no proceeds are received by the Company and any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise of these awards is assumed to be used to repurchase ANGI Homeservices shares. Withholding taxes paid by the Company on behalf of the employees upon net settlement would be less than $0.1 million, assuming a stock price of $6.76 and a 50% withholding rate.

RSUs and subsidiary denominated equity awards – These awards are settled on a net basis, with the Company paying in cash any required withholding taxes on behalf of the employees upon net settlement of the awards; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase ANGI Homeservices shares. Withholding taxes paid by the Company on behalf of the employees upon vesting or exercise would have been $41.3 million, assuming a stock price of $6.76 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used at March 31, 2020.

IAC denominated equity awards – IAC denominated equity awards represent options and performance-based restricted stock units denominated in the shares of IAC that have been issued to employees of ANGI Homeservices. Upon the exercise or vesting of IAC equity awards, IAC will settle the awards with shares of IAC, and ANGI Homeservices will issue class B shares of ANGI Homeservices to IAC as reimbursement. The estimated income tax benefit from the tax deduction received upon the exercise or vesting of IAC denominated equity awards is assumed to be used to repurchase ANGI Homeservices shares.

GAAP FINANCIAL STATEMENTS

ANGI HOMESERVICES CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue	$343,650	$303,443
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	33,229	10,011
Selling and marketing expense	189,959	175,302
General and administrative expense	94,556	84,429
Product development expense	17,084	15,804
Depreciation	12,138	6,999
Amortization of intangibles	12,980	14,539
Total operating costs and expenses	359,946	307,084

Operating loss	(16,296)	(3,641)

Interest expense—third party	(2,274)	(2,994)
Other income, net	421	2,271
Loss before income taxes	(18,149)	(4,364)
Income tax benefit	8,965	14,215
Net (loss) earnings	(9,184)	9,851
Net loss attributable to noncontrolling interests	226	118
Net (loss) earnings attributable to ANGI Homeservices Inc. shareholders	$(8,958)	$9,969

(Loss) earnings per share attributable to ANGI Homeservices Inc. shareholders:
Basic (loss) earnings per share	$(0.02)	$0.02
Diluted (loss) earnings per share	$(0.02)	$0.02

Stock-based compensation expense by function:
Selling and marketing expense	$1,003	$959
General and administrative expense	22,980	16,107
Product development expense	1,592	2,216
Total stock-based compensation expense	$25,575	$19,282

ANGI HOMESERVICES CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2020	2019
ASSETS

Cash and cash equivalents	$384,230	$390,565
Accounts receivable, net of allowance and reserves	44,238	41,669
Other current assets	65,661	67,759
Total current assets	494,129	499,993

Capitalized software, leasehold improvements and equipment, net	103,806	103,361
Goodwill	879,093	883,960
Intangible assets, net	237,733	251,725
Deferred income taxes	80,901	72,581
Other non-current assets	107,082	109,991
TOTAL ASSETS	$1,902,744	$1,921,611

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable	33,999	25,987
Deferred revenue	57,869	58,220
Accrued expenses and other current liabilities	134,406	116,997
Total current liabilities	240,024	214,954

Long-term debt, net	228,643	231,946
Deferred income taxes	3,422	3,441
Other long-term liabilities	115,832	121,055

Redeemable noncontrolling interests	23,813	26,663

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Class A common stock	88	87
Class B convertible common stock	422	422
Class C common stock	-	-
Additional paid-in capital	1,379,079	1,357,075
Retained earnings	7,074	16,032
Accumulated other comprehensive loss	(7,993)	(1,379)
Treasury stock	(96,920)	(57,949)
Total ANGI Homeservices Inc. shareholders' equity	1,281,750	1,314,288
Noncontrolling interests	9,260	9,264
Total shareholders' equity	1,291,010	1,323,552
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,902,744	$1,921,611

ANGI HOMESERVICES CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net (loss) earnings	$(9,184)	$9,851
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Stock-based compensation expense	25,575	19,282
Amortization of intangibles	12,980	14,539
Bad debt expense	17,807	14,310
Depreciation	12,138	6,999
Deferred income taxes	(8,348)	(14,377)
Other adjustments, net	3,216	1,352
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(21,226)	(39,729)
Other assets	3,043	1,159
Accounts payable and other liabilities	21,008	11,856
Income taxes payable and receivable	(873)	146
Deferred revenue	(230)	1,314
Net cash provided by operating activities	55,906	26,702
Cash flows from investing activities:
Acquisitions, net of cash acquired	-	(20,341)
Capital expenditures	(13,236)	(15,177)
Proceeds from maturities of marketable debt securities	-	25,000
Net proceeds from the sale of a business	767	23,655
Other, net	-	(103)
Net cash (used in) provided by investing activities	(12,469)	13,034
Cash flows from financing activities:
Principal payments on term loan	(3,438)	(3,438)
Principal payments on related party debt	-	(1,008)
Purchase of treasury stock	(38,512)	-
Proceeds from the exercise of stock options	-	573
Withholding taxes paid on behalf of employees on net settled stock-based awards	(3,222)	(16,544)
Distribution to IAC pursuant to the tax sharing agreement	-	(11,355)
Purchase of noncontrolling interests	(3,165)	-
Net cash used in financing activities	(48,337)	(31,772)
Total cash (used) provided	(4,900)	7,964
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,327)	401
Net (decrease) increase in cash and cash equivalents and restricted cash	(6,227)	8,365
Cash and cash equivalents and restricted cash at beginning of period	391,478	338,821
Cash and cash equivalents and restricted cash at end of period	$385,251	$347,186

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended March 31, 2020
	Operating loss	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$(8.1)	$25.3	$11.3	$12.9	$41.4
Europe	(8.2)	0.3	0.8	0.1	(7.0)
Total	$(16.3)	$25.6	$12.1	$13.0	$34.4

	For the three months ended March 31, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
North America	$0.7	$19.1	$6.2	$13.7	$39.7
Europe	(4.4)	0.2	0.8	0.9	(2.5)
Total	$(3.6)	$19.3	$7.0	$14.5	$37.2

ANGI HOMESERVICES PRINCIPLES OF FINANCIAL REPORTING

ANGI Homeservices reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to GAAP. These are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results. ANGI Homeservices endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account mandatory debt service requirements. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

ANGI HOMESERVICES PRINCIPLES OF FINANCIAL REPORTING (continued)

Non-Cash Expenses That Are Excluded From Adjusted EBITDA

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of SARs, RSUs, stock options and performance-based RSUs. These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. Performance-based RSUs are included only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 5 for a summary of our dilutive securities as of May 1, 2020 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as service professional relationships, technology, memberships, customer lists and user base and trade names, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on Thursday, May 7, 2020, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the Company’s future financial performance, business prospects and strategy, anticipated trends and prospects in the home services industry and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: the impact of the outbreak of COVID-19 coronavirus, our ability to compete, the failure or delay of the home services market to migrate online, adverse economic events or trends (particularly those that adversely impact consumer confidence and spending behavior), our ability to establish and maintain relationships with quality service professionals, our ability to build, maintain and/or enhance our various brands, our ability to market our various products and services in a successful and cost-effective manner, our continued ability to communicate with consumers and service professionals via e-mail (or other sufficient means), our ability develop and monetize version of our products and services for mobile devices, the integrity, efficiency and scalability of our technology systems and infrastructures (and those of third parties), any challenge to the contractor classification or employment status of Handy service professionals, our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information, the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, operational and financial risks relating to acquisitions, our ability to operate (and expand into) international markets successfully, our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties, changes in key personnel, increased costs and strain on our management as a result of operating as a new public company, various risks related to our relationship with IAC and our outstanding indebtedness. Certain of these and other risks and uncertainties are discussed in ANGI Homeservices’ filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect ANGI Homeservices’ business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of ANGI Homeservices’ management as of the date of this press release. ANGI Homeservices does not undertake to update these forward-looking statements.

About ANGI Homeservices Inc.

ANGI Homeservices Inc. (NASDAQ: ANGI) turns home improvement jobs imagined into jobs well-done. People throughout North America and Europe rely on us to book quality home service pros across 500 different categories, from repairing and remodeling to cleaning and landscaping. Approximately 250,000 service professionals find work through ANGI Homeservices, and consumers turn to at least one of our brands to find a pro for more than 20 million projects each year. We’ve established category-transforming products through brands such as HomeAdvisor®, Angie’s List®, Handy and Fixd Repair – as well as international brands such as HomeStars, MyHammer, MyBuilder, Instapro, Travaux and Werkspot. Our marketplaces have enabled more than 150 million consumer-to-pro connections, meaningfully redefining how easily and effectively home pros are discovered and hired.  The Company is headquartered in Denver, Colorado. Learn more at www.angihomeservices.com.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

ANGI Homeservices Corporate Communications

Mallory Micetich

(303) 963-8352

IAC Corporate Communications

Valerie Combs

(212) 314-7361

ANGI HOMESERVICES

3601 Walnut Street, Denver, CO 80205 (303) 963-7200 http://www.angihomeservices.com